Exhibit 10.51

EXECUTION COPY

SECOND AMENDMENT TO AGREEMENT RELATING TO RETENTION AND

NONCOMPETITION AND OTHER COVENANTS

Second Amendment (the “Second Amendment”), dated as of October 24, 2012 (the “Effective Date”), to Agreement Relating to Retention and Noncompetition and Other Covenants by and among Lazard Ltd, a company incorporated under the Laws of Bermuda (“PubliCo”), Lazard Group LLC, a Delaware limited liability company and successor to Lazard LLC (“Lazard”), on its behalf and on behalf of their subsidiaries and affiliates (collectively with PubliCo, Lazard and its and their predecessors and successors, the “Firm”), and Kenneth M. Jacobs (the “Executive”), dated as of March 18, 2005, and amended on March 23, 2010 (as amended, this “Agreement”); and

WHEREAS, the Firm and the Executive wish to amend this Agreement to modify Schedule I to such Agreement to extend the term of certain provisions of Schedule I of this Agreement beyond March 23, 2013, eliminate the golden parachute excise tax gross-up provision and revise certain other terms.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive, PubliCo and Lazard hereby agree as follows:

Effective as of the Effective Date, Schedule I of this Agreement shall hereby be amended and restated in its entirety in the form attached hereto.

IN WITNESS WHEREOF, the Executive and the Board of Directors of each of Lazard and PubliCo have caused this Second Amendment to be executed and delivered on the date first above written.

October 24, 2012

/s/ Kenneth M. Jacobs
Kenneth M. Jacobs

October 24, 2012	LAZARD LTD,

	by	/s/ Scott D. Hoffman
Scott D. Hoffman
Managing Director and General Counsel

October 24, 2012	LAZARD GROUP LLC (on its behalf, and on behalf of its subsidiaries and affiliates),

	by	/s/ Scott D. Hoffman
Scott D. Hoffman
Managing Director and General Counsel

SCHEDULE I

Name (as per Preamble):	Mr. Kenneth M. Jacobs

Effective upon the effective date of the Second Amendment to this Agreement (the “Second Amendment Effective Date”), this Schedule I shall take effect and its provisions shall constitute binding and enforceable agreements of the Firm.

1. Schedule Term. For purposes of this Schedule I, the “Schedule Term” shall mean the period from the Second Amendment Effective Date through March 31, 2016, subject to earlier termination in accordance with this Agreement. Notwithstanding the foregoing, upon a Change in Control (as defined below), the Schedule Term shall automatically be renewed so that the Schedule Term is not less than two years from the effective date of such Change in Control.

2. Compensation. Notwithstanding anything to the contrary contained in Sections 3(c)(i) and (ii) of this Agreement, subject to the Executive’s continued employment with the Firm, during the Schedule Term, the Executive shall be entitled to receive (i) an annual base salary of not less than $900,000 (“Base Salary”) and (ii) so long as the Executive remains employed by the Firm through the end of the applicable fiscal year of Lazard (except as otherwise provided below in this Schedule I), an annual bonus to be determined under the terms of the applicable annual bonus plan of Lazard on the same basis as annual bonuses are determined for other executive officers of PubliCo. Any such annual bonus awarded to the Executive shall be paid as follows: (A) subject to significant changes in applicable legal requirements or prevailing market compensation practices following the Second Amendment Effective Date, the first $2.1 million of any annual bonus award (or, in the event the Base Salary is increased, the amount equal to $3 million less the amount of the Base Salary paid to the Executive for the applicable fiscal year of Lazard for which the annual bonus was awarded) shall be paid in cash at the time cash bonuses are normally paid by Lazard for such fiscal year (and in all events no earlier than January 1st, and no later than March 15th, of the year following the applicable fiscal year for which the bonus is awarded), and (B) any remaining portion of any such annual bonus that is not paid in cash shall be paid in the form and on the terms and conditions as determined by the Compensation Committee of the Board of Directors of PubliCo (the “Compensation Committee”) in consultation with the Executive. For purposes hereof, the term Base Salary shall refer to Base Salary as in effect from time to time, including any increases thereto. Notwithstanding anything to the contrary contained in Section 3(c)(iv) of this Agreement, subject to the Executive’s continued employment, the Executive shall continue to be eligible to participate in the employee retirement and welfare benefit plans and programs of the type made available to the senior most executives of the Firm generally, in accordance with their terms and as such plans and programs may be in effect from time to time, including, without limitation, savings, profit-sharing and other retirement plans or programs, 401(k), medical, dental, flexible spending account, hospitalization, short-term and long-term disability and life insurance plans. In addition, during the Schedule Term, subject to the Executive’s continued employment, the Executive, shall continue to be entitled to receive fringe benefits and perquisites on the same basis as applied to the Executive immediately prior to the Second Amendment Effective Date subject to the terms of the policies adopted by the Compensation Committee as in effect from time to time.

3. Severance Pay and Benefits under Certain Circumstances. Notwithstanding anything to the contrary contained in Section 3(d) of this Agreement, in the event that during the Schedule Term the Executive’s employment with the Firm is terminated by the Firm without Cause or by the Executive for Good Reason (in each case, as defined below) (a “Qualifying Termination”), Lazard shall pay the Executive (subject to the Executive delivering a waiver and release in accordance with this paragraph 3 of this Schedule I in the event such Qualifying Termination occurs prior to a Change in Control), in a lump sum in cash on the 61st day after the Date of Termination (as defined below), the aggregate of the following amounts: (i) any unpaid Base Salary through the Date of Termination; (ii) any earned and unpaid bonus amounts for fiscal years of Lazard completed prior to the Date of Termination (determined in accordance with paragraph 2 of this Schedule I and with any such bonus to be paid in full in cash); and (iii) the product of (1) the “Severance Multiple” (as defined below) and (2) the sum of (x) the Base Salary and (y) the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity-based or fund interest awards based on the grant date value of such awards in accordance with the normal valuation methodology used by Lazard) paid or payable (including any such amounts that may be deferred under any plan or arrangement of the Firm) to the Executive for the two completed fiscal years of Lazard immediately preceding the fiscal year during which occurs the Date of Termination (the “Average Bonus”). In addition, upon a Qualifying Termination, for a period of months equal to the product of (A) 12 and (B) the Severance Multiple (the “Benefit Continuation Period”), the Executive and his eligible dependents shall continue to be eligible to participate in the medical and dental benefit plans of Lazard on the same basis as the Executive participated in such plans immediately prior to the Date of Termination. Following the Benefit Continuation Period in the case of a Qualifying Termination, or the Date of Termination in the case of any other termination during the Term other than a termination for Cause, for the remainder of the Executive’s life and that of his current spouse, the Executive, his spouse and his eligible dependents shall continue to be eligible to participate in the medical and dental benefit plans of Lazard on the same basis as the Executive participated in such plans immediately prior to the Date of Termination to the extent that the applicable plan permits such continued participation for all or any portion of such period (it being agreed that Lazard will use its reasonable best efforts to cause such continued coverage to be permitted under the applicable plan for the entire period); provided, however, that the Executive (or the Executive’s current spouse or estate, as applicable) shall be solely responsible for the full cost of all premiums related to the coverage provided in this sentence.

In addition, in the case of (a) a Qualifying Termination during the Schedule Term or (b) the Executive’s death or termination due to Disability during the Schedule Term, with respect to the fiscal year of Lazard during which the Date of Termination occurs, the Executive or his estate, as applicable, shall receive a pro-rata annual bonus payable in cash determined as follows:

(i) if, with respect to the fiscal year during which the Date of Termination occurs (other than (x) as a result of the Executive’s death or Disability or (y) following a Change in Control), (A) the Executive was reasonably expected by Lazard to be a “covered employee” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”)) prior to his Date of Termination, and (B) the annual bonus that the Executive was eligible to receive for such year was originally intended by Lazard to satisfy the performance-based exception under Section 162(m) of the Code (without regard to any entitlement to payment upon termination of employment), the Executive’s pro-rata annual bonus shall equal the product of (1) the amount determined by the Compensation Committee based on the Firm’s actual performance for the fiscal year of the Firm in which the Date of Termination occurs on the same basis as annual bonuses are determined for other executive officers of the Firm (which, subject to the limits on any such bonus due to the level of satisfaction of the performance goals previously established for purposes of Section 162(m) of the Code, shall not represent (on an annualized basis) a percentage of the Executive’s bonus for the fiscal year preceding the fiscal year in which the Date of Termination occurs that is lower than the average corresponding percentage applicable to active executives of Lazard who received bonuses for such prior fiscal year in amounts within 5% of the Executive’s bonus for such prior fiscal year), and (2) a fraction, the numerator of which is the number of days elapsed in the fiscal year of Lazard in which occurs the Date of Termination through the Date of Termination, and the denominator of which is 365 (the “Pro-Ration Fraction”); or

(ii) if, either (A) with respect to the fiscal year during which the Date of Termination occurs, (1) the Executive is not reasonably expected by Lazard to be a “covered employee” (within the meaning of Section 162(m) of the Code) prior to his Date of Termination or (2) such termination is a result of the Executive’s death or Disability or occurs following a Change in Control or (B) the annual bonus that the Executive was eligible to receive for the year in which the Date of Termination occurs was not originally intended by Lazard to satisfy the performance-based exception under Section 162(m) of the Code, the pro-rata annual bonus shall equal the product of (x) the Average Bonus and (y) the Pro-Ration Fraction.

The pro-rata annual bonus determined pursuant to clause (i) or (ii) above, as applicable, shall be paid at such time or times as Lazard otherwise makes incentive payments for such fiscal year (and in all events no earlier than January 1st, and no later than March 15th, of the year following the year in which the Date of Termination occurs).

Notwithstanding the foregoing, the payments and benefits (other than any earned and unpaid compensation described in clauses (i) and (ii) of the first paragraph of this paragraph 3 of this Schedule I) payable to the Executive pursuant to this paragraph 3 of this Schedule I upon a Qualifying Termination prior to a Change in Control shall be subject to and conditioned upon the Executive having delivered to the Firm, no later than the 60th day after the Date of Termination, a waiver and general release of claims in favor of the Firm and its affiliates in the form attached hereto as Exhibit A that has become effective and irrevocable in accordance with its terms (such requirement to execute a release, the “Release Requirement”). Notwithstanding the foregoing, the Release Requirement shall lapse upon a Change in Control.

For all purposes of this Agreement, including without limitation, Sections 2(g)(ii) and 5(a), and for all purposes of the outstanding equity-based awards, fund interest awards and any similar awards held by the Executive as of the Date of Termination (as defined in this Schedule I) (collectively, the “Awards”), a resignation by the Executive for Good Reason during the Term shall be treated as a termination of the Executive by the Firm without Cause or as a Termination of Employment by the Firm other than for Cause (as such phrase or similar phrases are defined in the Plan (as defined in paragraph 4 of this Schedule I) or the award agreements governing the Awards), as applicable.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this paragraph 3 of this Schedule I and such amounts shall not be reduced whether or not the Executive obtains other employment. Except as provided in Section 16(f) of this Agreement, the Firm’s obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Firm may have against the Executive.

4. Certain Definitions. For purposes of this Agreement and this Schedule I, as applicable, the following terms shall have the following meanings:

“Change in Control” shall have the meaning assigned to it in the Lazard 2008 Incentive Compensation Plan, as it may be amended from time to time, or any successor plan thereto (the “Plan”).

Notwithstanding the definition of “Date of Termination” set forth in Section 5 of this Agreement, for all purposes of this Agreement, including Section 5, and this Schedule I, “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Firm for Cause, the date of receipt of the written notice of termination from the Firm or any later date specified therein within thirty (30) days after the Executive’s receipt of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Firm other than for Cause or Disability, the date on which the Firm notifies the Executive in writing of such termination, (iii) if the Executive’s employment is voluntarily terminated by the Executive without Good Reason, the date as specified by the Executive in the notice of termination, which date shall not be less than three months after the Executive notifies the Firm in writing of such termination, unless waived in writing by the Firm, (iv) if the Executive’s employment is terminated by the Executive for Good Reason, the earlier of (A) the last day of the cure period (assuming no cure has occurred) and (B) the date Lazard formally notifies the Executive in writing that it does not intend to cure, unless Lazard and the Executive agree to a later date, which shall in no event be later than thirty (30) days following the first to occur of the dates set forth in clauses (A) and (B) of this clause (iv), and (v) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the date on which the Executive’s employment due to Disability is effective for purposes of the applicable long-term disability plan of the Firm, as the case may be. The Firm and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination of the Executive’s employment described in this Agreement, including this Schedule I, constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein (or in this Agreement) to the contrary, (x) to the extent that any amounts owed to the Executive under this Agreement (including this Schedule I) are payable upon his termination of employment and are subject to Section 409A of the Code, then to the extent required in order to comply with Section 409A of the Code, such amounts shall not be payable to the Executive unless and until his termination of employment constitutes a “separation from service,” within the meaning of Section 409A of the Code, including, without limitation, the default presumptions thereof and (y) the date on which such separation from service takes place shall be the “Date of Termination.”

Notwithstanding the definition of “Cause” set forth in Section 2(g)(iv) of this Agreement, for all purposes of this Agreement, including Section 2(g)(iv) and this Schedule I, “Cause” shall mean: (A) conviction of the Executive of, or a guilty or nolo contendere plea (or the equivalent in a non-United States jurisdiction) by the Executive to, a felony (or the equivalent in a non-United States jurisdiction), or of any other crime that legally prohibits the Executive from working for the Firm; (B) breach by the Executive of a regulatory rule that materially adversely affects the Executive’s ability to perform his duties to the Firm; (C) willful and deliberate failure on the part of the Executive (other than any such failure resulting from incapacity due to physical or mental illness or following the Firm’s termination of the Executive other than for Cause or the Executive’s termination for Good Reason in accordance with this Schedule I) (i) to perform his employment duties in any material respect or (ii) to follow specific reasonable directions received from the Board of Directors of PubliCo, in each case following written notice to the Executive of such failure and, if such failure is curable, the Executive’s failing to cure such failure within a reasonable time (but in no event less than thirty (30) days after actual receipt by Executive of such written notice); or (D) a breach of the Covenants that is (individually or combined with other such breaches) demonstrably and materially injurious to Lazard or any of its affiliates. No act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Firm. Notwithstanding the foregoing, with respect to the events described in clauses (B), (C)(i) and (D) hereof, the Executive’s acts or failure to act shall not constitute Cause to the extent taken (or not taken) based upon the direct instructions of the Board of Directors of PubliCo or upon the direct advice of counsel to the Firm. Except in the case of a termination of the Executive’s employment under clause (A) of the definition of Cause, the cessation of employment of the Executive following a Change in Control shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the board of directors or similar governing body of the entity that is the ultimate parent of the Firm (such board, referred to as the “Applicable Board”) finding that, in the good faith opinion of the Applicable Board, circumstances constituting Cause exist.

“Good Reason” shall mean (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities from those contemplated by Section 3(b) of this Agreement, or any other action by the Firm which results in a material diminution in such positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities from those contemplated by Section 3(b) of this Agreement, (ii) a material breach by the Firm of the terms of this Agreement, including, without limitation, any material failure by the Firm to comply with paragraph 2 of this Schedule I or the nondisparagement covenant in Section 8 of this Agreement, (iii) without the Executive’s written consent, any requirement that the Executive’s principal place of employment be relocated to a location that increases the Executive’s commute from his primary residence by more than thirty (30) miles or (iv) failure of the Firm to continue, following the expiration of the Schedule Term, the Executive’s employment as Chief Executive Officer of PubliCo and Lazard and Chairman of the Board of Directors of PubliCo pursuant to an agreement (which, for the avoidance of doubt, may be in a form similar to this Schedule I) having terms and conditions that are reasonable and customary at the time of such expiration, except that, in the event the Executive rejects an offer of continued employment consistent with the foregoing, Good Reason shall not exist pursuant to this clause

(iv). In the event of a termination for Good Reason (other than pursuant to clause (iv) of the definition of Good Reason), the notice requirements of Section 1 of this Agreement shall not apply. For the avoidance of doubt, in the event of a termination for Good Reason pursuant to clause (iv) of the definition of Good Reason, the notice requirements of Section 1 of this Agreement shall apply. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (i) the Executive gives written notice to Lazard of termination of employment within ninety (90) days after the Executive first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and Lazard has failed within thirty (30) days after receipt of such notice to cure (if capable of cure) the circumstances constituting Good Reason, and (ii) the Executive’s “separation from service” (within the meaning of Section 409A of the Code) occurs no later than two years following the initial existence of one or more of the circumstances giving rise to Good Reason.

“Severance Multiple” shall equal two (2).

5. Certain Limitations on Payments. In the event that it is determined by the reasonable computation by a nationally recognized certified public accounting firm that shall be selected by the Firm prior to any transaction constituting a change of control (which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate such change of control) and reasonably acceptable to the Executive (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Executive setting forth in reasonable detail the basis of the Accountant’s determinations, that the aggregate amount of the payments, distributions, benefits and entitlements in the nature of compensation (within the meaning of Section 280G(B)(2) of the Code) by the Firm or any affiliate to or for the Executive’s benefit (including any payment, distribution, benefit or entitlement made by any person or entity effecting a change of control), in each case, that constitute “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this paragraph 5 of this Schedule I, would be payable to the Executive, exceeds the greatest amount of Parachute Payments that could be paid to the Executive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law (such tax or taxes being hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to the Executive shall equal the amount that produces the greatest after-tax benefit to the Executive after taking into account first any positions to mitigate such Excise Tax (including, without limitation, mitigation under a “reasonable compensation” analysis) and second any Excise Tax payable by the Executive. For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to the Executive, only if doing so would place the Executive in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). The Firm shall reduce or eliminate the Parachute Payments, as necessary, by first reducing or eliminating the portion of the Parachute Payments provided under this Agreement (the “Agreement Payments”) that are payable in cash and then by reducing or eliminating the non-cash portion of the Agreement Payments, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in time from the Date of Termination. For purposes of reducing the Parachute Payments to the Executive, only the Agreement Payments (and no other Parachute Payments) shall be reduced.

In connection with making determinations under this paragraph 5 of this Schedule I and determining the Excise Tax (if any), the Accountant shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the change of control, including, without limitation, the restrictive covenants applicable to the Executive under this Agreement and any other non-competition provisions that may apply to the Executive, and the Firm shall cooperate in the valuation of any such services, including any restrictive covenants. The Firm and the Executive agree that the severance payments payable to the Executive in connection with a Change in Control pursuant to paragraph 3 of this Schedule I are in consideration for, among other things, the restrictions and obligations set forth in Sections 4, 5, 6, 7, 8 and 9 of this Agreement, and that, for purposes of any such restrictions, the notice period (if any) prior to the Date of Termination is intended to and functions as an extension of the period of restriction on the Executive. All fees and expenses of the Accountant in implementing the provisions of this paragraph 5 of this Schedule I shall be borne by the Firm, and the Firm shall reimburse the Executive for all reasonable legal fees incurred with respect to the calculations under this paragraph 5 of this Schedule I and any reasonable legal and accounting fees incurred with respect to disputes related thereto.

6. Section 409A. It is the intention of the parties that the payments and benefits to which the Executive could become entitled pursuant to this Agreement (including this Schedule I), as well as the termination of the Executive’s employment under this Agreement, comply with or are exempt from Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the “separation pay” exception or another exception under Section 409A of the Code shall be paid pursuant to the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A of the Code. In this regard, notwithstanding anything in this Agreement to the contrary, all cash amounts (and cash equivalents) that become payable under paragraph 3 of this Schedule I on account of the Executive’s termination of employment which is an “involuntary separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(n)) shall be paid as provided under paragraph 3 of this Schedule I and in no event later than March 15 of the year following the year in which the Date of Termination occurs. In the event the parties determine that the terms of this Agreement, including this Schedule I, do not comply with Section 409A of the Code, they will negotiate reasonably and in good faith to amend the terms of this Agreement and/or Schedule I such that they comply with, or are exempt from, Section 409A of the Code (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Firm) within the time period permitted by the applicable Treasury Regulations and in accordance with IRS Notice 2010-6 and other applicable guidance. All expenses or other reimbursements owed to the Executive under this Agreement (including this Schedule I) shall be for expenses incurred during the Executive’s lifetime or within ten years after his death, shall be payable in accordance with the Firm’s policies in effect from time to time, but in any event, to the extent required in order to comply with Section 409A of the Code, and shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive. In addition, to the extent required in order to comply with Section 409A of the Code, no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit. Notwithstanding any other provision of this Schedule I or this Agreement, if (i) the Executive is to receive payments or benefits by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Firm as in effect on the date of the Executive’s separation from service) for the period in which the payment or benefit would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment, then such payment or benefit will instead be paid, with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Date of Termination, as provided below in this paragraph 6 of this Schedule I. Such payments or benefits that would have otherwise been required to be made during such six-month period will be paid to the Executive (or his estate, as the case may be) in one lump sum payment or otherwise provided to the Executive (or his estate, as the case may be) on the earlier of (A) the first business day that is six months and one day after the Executive’s separation from service or (B) the fifth business day following the Executive’s death. Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth in this Agreement or this Schedule I, as the case may be.

7. Miscellaneous.

Section 3(b). Section 3(b) of this Agreement is hereby amended to replace the first sentence thereof with the following: During the Schedule Term (as defined in Schedule I attached hereto), the Executive shall continue to (i) serve as the Chief Executive Officer of PubliCo and Lazard, with such authority, duties and responsibilities as are consistent with the authority, duties and responsibilities exercised by the Executive in his capacity as Chief Executive Officer on the Second Amendment Effective Date (as defined in Schedule I attached hereto), including, without limitation, the authority, duties and responsibilities that he exercises as the chief executive officer of a public company, (ii) serve as a member and as the Chairman of the Board of Directors of PubliCo, with such authority, duties and responsibilities as are consistent with the authority, duties and responsibilities exercised by the Executive as Chairman of the Board of Directors of PubliCo on the Second Amendment Effective Date, (iii) report directly to the Board of Directors of PubliCo and (iv) other than in respect of charitable, educational and similar activities that do not materially affect the Executive’s duties to the Firm (or in respect of directorships, trusteeships, or similar posts, in each case, that are approved by the Board of Directors of PubliCo) shall devote his entire working time, labor, skill and energies to the business and affairs of the Firm.

Section 3(c)(ii). Section 3(c)(ii) of this Agreement is hereby amended to replace the reference to the “CEO” with a reference to the “Compensation Committee of the Board of Directors of PubliCo” and to delete the parenthetical that follows.

Section 5(a). Noncompetition. Section 5(a) of this Agreement is hereby amended and restated in its entirety to read as follows: The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Firm. The Executive further acknowledges and agrees that in the course of the Executive’s employment with the Firm, the Executive has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Firm, and has been and shall be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Firm, and the Executive further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Firm has invested and shall continue to invest substantial time, effort and expense. Accordingly, the Executive hereby reaffirms and agrees that while employed by the Firm (including during any applicable notice period) and thereafter until (i) three months after the Date of Termination for any reason other than a termination by the Firm without Cause or by the Executive for Good Reason or (ii) one month after the Date of Termination by the Firm without Cause or by the Executive for Good Reason (such period, the “Noncompete Restriction Period”), the Executive shall not, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, engage in a “Competing Activity,” or acquire or maintain any ownership interest in, a “Competitive Enterprise”; provided, however, that, notwithstanding the foregoing, in the event of a termination by the Executive for Good Reason pursuant to clause (iv) of the definition of Good Reason, the provisions of clause (i) of this sentence shall apply rather than the provisions of clause (ii) of this sentence. For purposes of this Agreement, (i) “Competing Activity” means the providing of services or performance of activities for a Competitive Enterprise in a line of business that is similar to any line of business to which the Executive provided services to the Firm in a capacity that is similar to the capacity in which the Executive acted for the Firm while employed by the Firm, and (ii) “Competitive Enterprise” shall mean a business (or business unit) that (A) engages in any activity or (B) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity in which the Firm is engaged up to and including the Executive’s Date of Termination. Further, notwithstanding anything in this Section 5, the Executive shall not be considered to be in violation of this Section 5 solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Executive’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise).

Section 6. Nonsolicitation of Clients. Section 6 of this Agreement is hereby amended to replace the definition of “Client” with the following definition: “Client” means any client or prospective client of the Firm, whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Firm shall be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination or was preparing to make such a presentation or proposal at the time of the Date of Termination.

Section 8. Nondisparagement. Section 8 of this Agreement is hereby amended to add the following sentences immediately following the first sentence of such section: The Firm (including, without limitation, any designated spokespersons) and the directors and executive officers of the Firm shall not make any comments or statements to the press, other employees of the Firm, any individual or entity with whom the Firm has a business relationship or any other person that is disparaging to the Executive or his reputation, except for truthful statements as may be required by law. The Firm acknowledges that the nondisparagement provision in favor of the Executive under this Section 8 is reasonable in light of all of the circumstances and imposes no undue hardship on the Firm. Accordingly, the Executive shall have the same enforcement rights and remedies with respect to such nondisparagement provision as the Firm has with respect to the Covenants (including, for the avoidance of doubt, the rights and remedies set forth in Sections 11 and 13). Further, such nondisparagement provision shall be subject to reformation on the same basis as the Covenants pursuant to Section 10(a).

8. Section 12. Arbitration. Section 12 of this Agreement is hereby amended (i) to replace all references to the New York Stock Exchange, Inc.” and the “NYSE” with references to the “Financial Industry Regulatory Authority” and “FINRA,” as applicable, and (ii) to add the following sentences at the end of such section: Prior to a Change in Control (as defined in Schedule I attached hereto), each party shall bear its own costs and expenses of any such arbitration. Following a Change in Control, Lazard shall pay to the Executive, as incurred, all legal fees and expenses reasonably incurred by the Executive or with respect to the Executive during his lifetime or within ten years after his death in connection with any contest by Lazard, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including any action to compel arbitration or enforce any arbitration award or as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement, and whether or not any such contest is under Section 12 or 13 of this Agreement or otherwise), plus Interest (as defined in Schedule I attached hereto) determined as of the date such legal fees and expenses were incurred; provided that, the Executive shall promptly repay to Lazard all such amounts if the Executive fails to prevail on at least one material issue in dispute in any such contest.

Section 16(b). Paragraphs 2, 3, 4, 5 and 6 of this Schedule I are hereby added to the list of sections in Section 16(b) of this Agreement.

Section 16(d). Section 16(d) of this Agreement is hereby amended to replace all references to the “CEO” with references to the “Board of Directors of PubliCo”.

Section 16(f). Section 16(f) of this Agreement is hereby amended to add the following words at the end thereof: “except to the extent such withholding or offset is not permitted under Section 409A of the Code without the imposition of additional taxes or penalties on the Executive.”

Section 16(i). Section 16 of this Agreement is hereby amended to add the following new subsection:

(i) Notwithstanding any provision of this Agreement to the contrary, to the minimum extent necessary to ensure the provision of non-taxable benefits under Section 105(h) of the Code or any similar law, the Firm shall be entitled to alter the manner in which medical benefits are provided to the Executive following termination of his employment; provided that in no event shall the after-tax cost to the Executive of such benefits be greater than the cost applicable to similarly situated executives of the Firm who have not terminated employment or, following a Change in Control (as defined in Schedule I attached hereto), the cost applicable to the Executive immediately prior to the Change in Control, if more favorable to the Executive.

9. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Second Amendment by facsimile transmission or electronic means (including by “pdf”) shall be effective as delivery of a manually executed counterpart of this Second Amendment.

/s/ KMJ Initialed by the Executive

/s/ SDH Initialed by Lazard

/s/ SDH Initialed by PubliCo

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